UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

__________________________________

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest event reported): September 10, 2013

GLOBALWISE INVESTMENTS, INC.

(Exact name of registrant as specified in its charter)

Nevada	000-31671	87-0613716
(State or other jurisdiction of	(Commission	(I.R.S. Employer
incorporation)	File Number)	Identification No.)

2190 Dividend Drive
Columbus, Ohio	43228
(Address of principal executive offices)	(Zip Code)

(614) 388-8909

(Registrant's telephone number, including area code)

n/a

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act.
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act.
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act.
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act.

ITEM 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

(d)

As previously disclosed in filings with the Securities and Exchange Commission (the “SEC”) by Globalwise Investments, Inc. (the “Company”), pursuant to the terms of the private placement (the “Private Placement”) effected on February 28, 2013 and March 6, 2013, the placement agent relating to the Private Placement, Taglich Brothers, Inc. (“Taglich Brothers”), has an exclusive right to appoint one director of the Board of Directors (the “Board”) of the Company for a period of two years. On September 10, 2013, upon the recommendation of Taglich Brothers, the Board of the Company appointed Robert Schroeder to the Board. Additionally, effective September 10, 2013, the Board appointed Mr. Schroeder to the Audit Committee of the Board. Mr. Schroeder’s experience, as disclosed below, in the capital markets and service on the board of Air Industries Group qualify him to serve as a Board memberof the Company.

Mr. Schroeder is Vice President of Investment Banking of Taglich Brothers. As previously disclosed in filings with the SEC by the Company, pursuant to the terms of the Private Placement, the Company paid Taglich Brothers a cash payment of $268,000, which represented an 8% commission of the gross proceeds and approximately $28,000 for reimbursement for reasonable out of pocket expenses, FINRA filing fees and related legal fees. In addition, Taglich Brothers earned warrants to purchase 1,500,000 shares of Common Stock, which represented 10% of the shares of common stock sold in the Private Placement, which have an exercise price of $0.24 per share of common stock, will be exercisable for a period of four years, contain customary cashless exercise and anti-dilution protection and are entitled to registration rights.

Item 9.01.           Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Name of Exhibit

99.1	Press Release issued by the Company dated September 12, 2013 (furnished herewith).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: September 12, 2013

GLOBALWISE INVESTMENTS, INC. (Registrant)

By:	/s/ Matthew L. Chretien
Name:	Matthew L. Chretien
Title:	Interim President and Chief Executive Officer

EXHIBIT INDEX

99.1	Press Release issued by the Company dated September 12, 2013 (furnished herewith).